INTERNATIONAL DISTRIBUTOR AGREEMENT

THIS INTERNATIONAL DISTRIBUTOR AGREEMENT (the “Agreement”) is made and entered into this 28th day of February , 2014 (the “Effective Date”) by and between FOH, INC., a Florida corporation with its principal place of business at 9315 Park Drive, FL 33138 (the “Manufacturer”) and Petrone Worldwide, Inc. a.k.a Petrone Hospitality Group (the “Distributor”).

R E C I T A L S:

WHEREAS, the Manufacturer designs and produces food and beverage items in porcelain, glass, metal, natural materials, thermo-resign, platewise® material and in-room hotel accessories for use throughout the world; and

WHEREAS, the Distributor has agreed to distribute the Manufacturer’s products in the 50 internationally recognized sovereign states of Europe, including those that are not part of the European continent and Asia, as more particularly set forth on the attached Exhibit “A” (the “Territory”); and

WHEREAS, the Manufacturer has agreed to make Distributor the exclusive distributor in the Territory of those goods of Manufacturer sold through its catalog and readily available to other distributors and the general public (specifically excluding items purchased by custom order) (the “Products”).

NOW, THEREFORE, in consideration of the foregoing terms and conditions, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Recitals: The foregoing recitals are true and correct and are incorporated herein by such reference.

2.                  Term: Evergreen contract, the term of this Agreement (the “Term”) shall be for a period of five (5) years, commencing on the Effective Date and renew upon completion of achieving annual goal creating a perpetual agreement in effect.

3.                  Subject of the Agreement:

3.1              During the Term of this Agreement, unless earlier terminated in accordance with the provisions contained herein below, the Distributor shall be the sole and exclusive representative in the Territory for distribution of the Products. The Territory shall be the only area in which the Distributor is entitled to promote sell, service and support the Products, and the Distributor acknowledges and agrees that the sale of Products by the Distributor must occur within the Territory. (By way of example, but not by way of limitation, if the Distributor sells Products for end use by a hotel that is physically located within the Territory, but the purchase order is issued from the hotel’s corporate office in Los Angeles, the sale shall be deemed to have occurred outside the Territory.) The Distributor shall be liable for all damages, losses and other liabilities incurred by the Manufacturer and/or the Manufacturer’s other distributors in the event the Distributor attempts to and/or actually promotes, sells, services, supports or otherwise markets the Products outside the Territory in any manner whatsoever. The Territory cannot be modified or altered in any way without the express written consent of the Manufacturer.

The Distributor acknowledges that the Manufacturer utilizes other exclusive and non-exclusive distributors, integrators, sales representatives and sales and marketing consultants throughout the world.

1

3.2              The Manufacturer reserves the right to change, modify, or otherwise alter the composition of any Product or part thereof and/or the list of Products available to the Distributor at any time without notice to the Distributor. If any such change is made, the Manufacturer shall not be obligated to make the change to any Products currently ordered by the Distributor or previously shipped to the Distributor.

3.3              The Distributor shall be responsible to purchase the Products directly from the Manufacturer for resale and distribution to Distributor’s customers in the Territory. The Manufacturer shall have no obligation whatsoever to ship the Products to any party other than the Distributor, and the Distributor shall have the sole responsibility to arrange for delivery.

3.4              The Distributor is required to submit and obtain a signed Sales Agreement to all sub-distributors that outlines all Manufacturer terms and conditions as set forth in this Agreement, which has been approved by Manufacturer and Distributor.

3.5              Manufacturer retains the right to request termination of this agreement with any sub-distributor without limitation if the sub-distributor fails to adhere to the principals and standards for best business practices. The distributor will initiate the termination proceedings as per the provisions set forth in the sub-distributor Sales Agreement and will effect termination upon receipt of full payment of any outstanding invoices. Upon termination, the Distributor will remove all Manufacturers property, including but not limited to product samples and all marketing material.

3.6              The Distributor is responsible for all purchase orders submitted to the Manufacturer on behalf of a sub-distributor. Manufacturer will not be held liable to any sub-distributor for any pricing errors, delays or omissions on any purchase order submitted by Distributor.

3.7              Distributor is solely responsible for all payment collections from any sub-distributor. Distributor is solely responsible for all payments to Manufacturer for all purchase orders submitted by Distributor on behalf of any sub-distributor or Distributor. Failure to pay within the payment terms set forth in this agreement may result in a hold placed on all orders submitted by Distributor or on behalf of a sub-distributor.

3.8              Manufacturer agrees to not sell directly to any sub-distributor appointed by Distributor during contractual period.

3.9              Distributor purchase orders must be placed in current master carton quantities. All custom and special orders require 100% prepayment.

3.10          For Distributors purchase orders EXWorks Miami orders must be with a value of $2000.00 or greater, Manufacturer will provide prepaid freight to the Distributors freight forwarder’s of choice located in Miami-Dade or Broward County.

3.11          The Distributor shall neither promote the Products nor establish distribution outlets or warehouses outside the Territory. Any distribution of the Products outside the Territory without the express prior written consent of the Manufacturer, and whether intentionally or accidentally, will be deemed a material breach of this Agreement.

3.12          The Distributor shall promptly forward to the Manufacturer any inquiries for the supply of Products from purchasers outside the Territory. This shall include, but not be limited to,

2

companies whose purchase orders would originate from a location outside the Territory.

3.13          The Distributor shall promptly present to the Manufacturer any opportunity to create custom products, and the Manufacturer, in its sole discretion, shall have the option to submit a bid for the creation of such custom products. In the event that the Manufacturer submits a bid, the Distributor shall be obligated to promptly present such bid to the customer for consideration. Whether or not the Manufacturer submits a bid for the creation of custom products, and whether or not the bid is rejected by the customer, the Distributor shall not, for any reason whatsoever, present the opportunity to create custom products to any third party whatsoever, regardless of whether such third party is a competitor of Manufacturer.

3.14          The Distributor shall use its best efforts to promote, sell, service, support and otherwise market the Products in the Territory, and maximize the sales of Products in the Territory. At a minimum, the Distributor shall spend substantial time soliciting customers, advertising the Products, sending direct mailings of Product literature, demonstrating the Products and participating in trade show presentations.

4.                  Grant of License: The Manufacturer hereby grants to the Distributor a non-exclusive, non-transferable right and license to use the trademarks, trade names and/or service marks identified or associated with the Products or used by the Manufacturer in connection with the sale, distribution or promotion of the Products. The Manufacturer grants this license to the Distributor only upon the terms and conditions set forth in this Agreement and only as long as the Distributor is not in breach of any provision of this Agreement.

5.                  Trademarks and Property Rights:

5.1              The Distributor shall use the trademarks currently used by the Manufacturer in connection with the Distributor’s sale of the Products. The Distributor shall not private label or use any other trade names or trademarks regarding the sale or promotion of the Products. The Distributor also agrees that it will not remove, modify or place anything over the serial, model or revision level numbers, “manufactured by” labels, trademarks, patent notices and/or any other identification markings on the Products or the containers for the Products.

5.2              The Manufacturer may, in its sole discretion, at any time, modify or discontinue the use of any trademark and/or use additional or substitute names or marks. The Manufacturer shall notify the Distributor of any such change, and the Distributor shall be obligated to comply with the change in names or marks.

5.3              The Manufacturer shall solely own and have exclusive worldwide right, title and interest in all domestic and foreign patents, trademarks, copyrights, mask works, trade secrets and all other intellectual property rights regarding the Products and/or any derivative works thereof (collectively, the “Intellectual Property”), and the Distributor shall never challenge the validity thereof. The Distributor shall never acquire any interest in or to the Intellectual Property.

5.4              The use of all Intellectual Property within the scope of this Agreement shall not constitute a presumption in favor of the Distributor to be entitled to continue such use without any time limit. The Distributor shall immediately discontinue the use of any and all Intellectual Property of Manufacturer after the expiration or termination of this Agreement. The Distributor shall not be authorized to have the Intellectual Property of the Manufacturer registered in its or any third party's name.

3

In case of any misuse of the Intellectual Property of the Manufacturer, the Distributor shall be liable for any damage if it is responsible for such unauthorized use.

5.5              The Distributor shall not do anything to jeopardize or prejudice the validity the Manufacturer's Intellectual Property or assist others in doing so. In particular, but not limited hereto, the Distributor agrees that it shall not, at any time during and after the expiration of the Agreement, for any reason whatsoever, use or permit the use, directly or indirectly, for itself or for others, for any product or service, any word, mark, name, brand, logo or other sign which is likely to be similar to, or confusingly alike or detrimental to, any Intellectual Property of the Manufacturer.

6.                  Limited Warranty:

6.1              The Manufacturer warrants that all Products will be free from material defects in workmanship for a period of twelve (12) months from the date of shipment (the “Warranty Period”). The term “defect” shall mean a substantial non-conformity of the Products with the technical specifications for such Products. Any claim made pursuant to this limited warranty shall be made only by the Distributor in writing, and only during the Warranty Period. The Distributor shall be required to furnish to Manufacturer evidence of any purported material defects, in such form as may be reasonably requested by the Manufacturer (including, but not limited to, the Distributor’s obligation to return the defective Product to the Manufacturer, at the Distributor’s expense, for inspection). In the event that the Product is found to be defective, in the sole and absolute discretion of the Manufacturer, the Distributor will be reimbursed the cost of return shipment, and shall receive, at the Manufacturer’s option, either (i) replacement Product(s), or (ii) a credit equivalent to the purchase price of the defective Product, which credit can be applied to the cost of future purchases by the Distributor from the Manufacturer. In no event shall the Manufacturer be obligated to inspect, remove, repair or replace any defective Product, and the Distributor shall be solely responsible for handling warranty claims on behalf of its end user customers. The Distributor’s exclusive remedy for any Product with a material defect, and the Manufacturer’s entire liability in contract, tort or otherwise therefor, is as specifically set forth in this Section.

6.2              This limited warranty shall not apply to any Product, or part thereof, that (i) has had the serial number or other identification markings altered, removed or rendered illegible; (ii) has been damaged in shipment; (iii) has been damaged by, or has been subject to, improper installation or operation, misuse, neglect, use in any way with equipment not previously approved by the Manufacturer, or from any cause beyond the Manufacturer’s control; (iv) has been repaired or otherwise altered by other than the Manufacturer’s personnel; and/or (v) has been used in any way by the Distributor or any end user other than in strict compliance with the Manufacturer’s installation and use and care instructions provided with the Products or as noted in the then current catalog.

6.3              THIS LIMITED WARRANTY IS DISTRIBUTOR’S EXCLUSIVE REMEDY, AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY INCLUDING WITHOUT LIMITATION THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, ALL OF WHICH ARE EXPRESSLY DISCLAIMED. THE MANUFACTURER ALSO DISCLAIMS ANY REPRESENTATION OR WARRANTY TO ANY OTHER THIRD PARTY EXCEPT DISTRIBUTOR. THIS WARRANTY IS ONLY GIVEN TO DISTRIBUTOR AND IS NOT TRANSFERABLE TO ANY END USER, AND DISTRIBUTOR SHALL HAVE NO RIGHT TO PASS ON THIS LIMITED WARRANTY OR MAKE ANY REPRESENTATION ON BEHALF OF THE MANUFACTURER TO ANY END USER OR OTHER THIRD PARTY.

4

7.                  Acceptance: All orders from the Distributor are subject to acceptance by the Manufacturer. Within five (5) working days of receipt of the Distributor’s order, the Manufacturer will send to the Distributor a written acceptance or rejection of such order.

8.                  Purchase Price The Distributor’s Price is exclusive of all taxes, freight, insurance, duties and other applicable charges, and the Manufacturer reserves the right to change its published catalog prices at any time without prior notice to the Distributor. Any change in price shall be effective for all future orders placed by the Distributor. The parties acknowledge and agree that the Distributor shall have the right to determine the prices at which it will resell the Products.

9.                  Payments: The Distributor shall purchase the Products from the Manufacturer in such quantities so as to fill a standard-sized 20-foot shipping container, and adhere to the FCA requirements stipulated in exhibit c. The Distributor shall pay to the Manufacturer, at the time of the order, fifty (50%) percent of the aggregate cost of the Products purchased, with the remaining fifty (50%) percent to be paid at the time of container shipment. The Distributor expressly agrees to take delivery of the Products FCA China or the location to be determined in the sole discretion of the Manufacturer. Payment terms for EXWORKS Miami orders will be Net 30 Days for the Distributor.

10.              Local Taxes: The Distributor shall be solely responsible to pay all local taxes, duties, levies, license fees, governmental or municipal charges and any other expenses assessed or imposed by any regulatory or other entity or agency in the Territory as a result of the importation of the Products. The Distributor shall indemnify, defend and hold the Manufacturer harmless from all damages, liabilities and other expenses, including without limitation actual attorney’s fees and costs incurred, that in any way arise out of such taxes or charges.

11.              Title and Risk of Loss: Title to all Products shall pass to the Distributor upon the Manufacturer’s delivery of the Products. Upon the Manufacturer’s delivery of the Products, the Distributor shall bear and be liable for all risk of loss and/or damage to the Products. In the event the Distributor resells any Products prior to full payment, title to the purchase price received by the Distributor shall be forever held by the Distributor in trust for the Manufacturer’s benefit until the full purchase price, including interest, if any, has been paid to the Manufacturer.

12.              Acceptance: The Distributor shall accept or reject the Products within five (5) days after receipt thereof. The Distributor shall notify the Manufacturer in writing of the reasons for such rejection and specifically follow the Manufacturer’s Return Authorization (“RA”) procedures. The Distributor’s failure to notify the Manufacturer in writing of any rejection within the five (5) day period shall be deemed the Distributor’s acceptance of such Products. Notwithstanding the above, any Products that are in commercial use shall be deemed to be accepted by the Distributor.

13.              Force Majeure: The Manufacturer will attempt to fill the accepted orders from the Distributor as promptly as practical, subject to delays caused by government orders or requirements, transportation conditions, labor or material shortages, strikes, riots, fires, natural casualties, acts of God or any other causes beyond the Manufacturer’s control or not anticipated by the Manufacturer in its business judgment (a “Force Majeure Event”). The Manufacturer will notify the Distributor in a timely fashion near the times set for delivery of any Force Majeure Event and the inability to make full and timely delivery of Products. The Distributor agrees that the Manufacturer shall not be responsible or liable in any way for any delay or non-delivery of Products due to a Force Majeure Event.

5

14.              Advertising: The Distributor has the right to advertise the Products within the Territory. Any advertising shall be done according to the following reasonable rules and conditions: (i) all advertising in any form shall be done at the Distributor’s sole expense; (ii) all advertising must conspicuously display the Manufacturer’s name, trademarks, copyright and other proprietary notices; (iii) all advertising copy, news releases and/or other publicity must be submitted to and approved by the Manufacturer prior to use. Any advertising considered incorrect or inappropriate by the Manufacturer shall not be used by the Distributor. The Distributor shall be solely responsible for all consequences of its advertising, and shall indemnify, defend and hold the Manufacturer harmless from all damages and other liabilities that in any way arise out of such advertising; and (iv) the Distributor acknowledges that the reason for these reasonable rules is to protect the public and the goodwill associated with the Manufacturer’s trademarks and Products, and to ensure that no claim or statement is made which may be viewed as misleading or inaccurate. The Distributor acknowledges that there is no intent or purpose to control or dictate the Distributor’s operations or marketing plans by the Manufacturer

15.              Internet Sales: Notwithstanding anything in this Agreement to the contrary, Manufacturer shall have the right to sell the Manufacturer’s Products on Manufacturer’s website, and internet sales by Manufacturer to end users within the Territory shall not be deemed to violate this Agreement. Manufacturer shall have the right to advertise Manufacturer’s website in any form, manner, location and medium that Manufacturer may choose in its sole discretion.

16.              Sales Reports: The Distributor shall provide to the Manufacturer on a monthly basis a sales progress report. The intent of these monthly reports is to track prospective customers and their special needs, and forecast Product requirement and orders to assist the Manufacturer in minimizing Product delivery lead times. The Distributor’s monthly sales reports shall include, without limitation, the following information: all customers contacted by the Distributor (company name and/or special customer requirements); status (initial inquiry, quote/proposal sent, no further interest, short list, buy decision, order forthcoming, purchase order received); dollar value/quantity (estimated value and quantity of Products to be purchased); closing date (best estimate to the month); sales probability (closed, low, medium, high, completed, and a forecast of all orders expected to be received by the Distributor within the following ninety (90) days); and a summary of all promotional activities undertaken by the Distributor to market the Products in the Territory during the preceding month.

17.              Export Controls: The Distributor shall, at its sole expense, promptly obtain all necessary international import certificates and other licenses and approvals in order to import the Products into the Territory, and immediately forward the same to the Manufacturer in order to ship the Products to the Distributor.

18.              Legal Compliance: The Distributor will comply with the Manufacturer's policies and all applicable laws, rules, regulations and expressed public policies of the Unites States and the Territory.

19.              Insurance: The Distributor shall be required to carry and maintain general liability insurance in such amounts and with such carriers as are reasonably required by the Manufacturer. Each such policy shall name the Manufacturer as an additional insured. Upon executing this Agreement and at any other time upon request by the Manufacturer, the Distributor shall deliver to the Manufacturer written proof of such insurance.

20.              Relationship of the Parties: The relationship between the Distributor and the Manufacturer is that of an independent contractor and supplier, and of licensor and licensee with respect to

6

any Intellectual Property. The Distributor is not the agent or legal representative of the Manufacturer and has no right or authority whatsoever to bind the Manufacturer in any way. This Agreement shall not be construed as the creation of any partnership, association or joint venture between the Manufacturer and the Distributor.

21.              Time: Time is of the essence as to each provision of this Agreement.

22.              Waiver: The failure of the Manufacturer at any time to require performance by the Distributor of any provision hereof shall in no way affect the right of the Manufacturer hereafter to enforce same, nor shall waiver by the Manufacturer of any breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

23.              Entire Agreement: This Agreement constitutes the entire agreement between the Manufacturer and the Distributor regarding the subject matter hereof, and supersedes all prior oral or written discussions and understandings of the parties. This Agreement can only be amended by a written agreement signed by the Manufacturer.

24.              Assignment: No right or interest of the Distributor hereunder or arising out of this Agreement may be assigned or otherwise transferred, whether by operation of law or otherwise, without the prior written consent of the Manufacturer and no delegation of any obligation owed by Distributor hereunder shall be made without the prior written consent of the Manufacturer. Any transaction affecting the ownership of 10% or more of Distributor equity or its capital stock (if a corporation) or changing the respective interests of its partners (if a partnership) shall be considered an assignment for purposes of this Agreement.

25.              Indemnity: The Distributor shall indemnify, defend and hold the Manufacturer harmless from all claims, actual and consequential damages, and other expenses, including without limitation actual attorneys’ fees and costs incurred that in any way arise out of or relate to the Distributor’s possession, resale, promotion or other use of the Products, the Distributor’s breach of any provision of this Agreement, and/or any transaction entered into between the Distributor and any other person or entity. The payment of any money shall not be a condition precedent to this indemnity. This Section 25 shall survive the termination or expiration of this Agreement.

26.              Confidentiality: The Distributor acknowledges that many aspects of the design, production and operation of the Products, in any form, are proprietary and confidential information and trade secrets of the Manufacturer (collectively “Confidential Information”). The Distributor also acknowledges that the Manufacturer may, at its sole discretion, provide to the Distributor certain specifications, schematics and other technical data that constitute Confidential Information to allow the Distributor to service, repair or support the Products. The Distributor shall not directly or indirectly discuss, disclose, copy, modify, use (except only as expressly permitted by the Manufacturer) or otherwise transfer the Confidential Information to any other person or entity at any time. The Distributor agrees not to disclose the Confidential Information to any of its employees except those who have a specific need to know in order to perform the services under this Agreement, and all such employees will be bound by the terms of this Agreement. To further protect the Manufacturer’s interest in the Confidential Information, the Distributor agrees not to in any way reverse engineer, disassemble, test or modify the Products and/or not to incorporate or use any part of the Confidential Information (disclosed separately or embodied in any of the Products) in its or any other party’s products or businesses.

27.              Non-Competition: Distributor agrees that it will not, during the term of this Agreement

7

and for a period of five (5) years following termination for any reason whatsoever, anywhere within the Territory, whether directly or indirectly, through participation or at the exercise of other influence on third party firms or companies, neither in its own name nor for the account of others, manufacture, sell, lease or otherwise distribute products or any derivative thereof that are the same as or similar to the Manufacturer's Products. Any exception hereto is subject to the express prior written consent of Manufacturer. In case of any doubts if and to what extent the interest of the Manufacturer could be prejudiced, the Distributor shall contact the Manufacturer prior to any such decision, and Manufacturer’s decision, in Manufacturer’s sole discretion, shall be binding upon Distributor.

28.              Enforcement: Both parties agree that the Manufacturer would be irreparably harmed and money damages would be inadequate compensation to the Manufacturer in the event the Distributor breaches any provision of Sections 26 or 27. Accordingly, both parties agree that the Manufacturer is entitled to an injunction or other equitable relief against the Distributor and/or any party acting on behalf of the Distributor or at its direction, in addition to pursuing all other legal remedies available to the Manufacturer. All the provisions of Sections 26 and 27 and this Section 28 shall survive the expiration or termination of this Agreement.

29.              Termination Without Cause: From and after the date of completion of the second year of the Term of this Agreement, the Manufacturer shall have the right to terminate this Agreement for convenience and without cause at any time by giving the Distributor sixty (60) days prior written notice of termination.

30.              Termination With Cause: Due to the unique nature of the Products and the Manufacturer’s excellent reputation and goodwill, the parties agree that it is an integral part of this Agreement that the Distributor observes certain clear standards of conduct. As a result, the Manufacturer shall be entitled to terminate this Agreement for cause, which shall include, without limitation, any of the following: (i) the Distributor’s failure to place and pay for in full the requisite Minimum Order (defined below) in any year, or failure to place a prorated Minimum Order at any interval established by the Manufacturer in its sole discretion; (ii) the Distributor’s failure to achieve the level of market penetration for the Products in the Territory as expected by the Manufacturer; (iii) the Distributor’s breach of any provision of this Agreement; (iv) the dissolution, insolvency or bankruptcy of the Distributor; (v) immoral or unprofessional conduct by the Distributor in the sole discretion of the Manufacturer; and/or (vi) any misrepresentation by the Distributor regarding the Products or the Manufacturer. This Agreement shall be immediately terminated for cause upon the date of the Manufacturer’s written notice of termination to the Distributor. “Minimum Order” means: (i) during the first calendar year of this Agreement, purchases from the Manufacturer of Products with an aggregate purchase price (at Distributor’s Price) of $500,000; (ii) during the second calendar year of this Agreement, purchases from the Manufacturer of Products with an aggregate purchase price (at Distributor’s Price) of $750,000; (iii) during the third calendar year of this Agreement, purchases from the Manufacturer of Products with an aggregate purchase price (at Distributor’s Price) of $1,000,000; (iv) during the fourth calendar year of this Agreement, purchases from the Manufacturer of Products with an aggregate purchase price (at Distributor’s Price) of $1,500,000; and (v) during the fifth calendar year of this Agreement, purchases from the Manufacturer of Products with an aggregate purchase price (at Distributor’s Price) of $2,500,000 .

31.              Obligations After Termination:

31.1          In the event this Agreement is terminated for any reason whatsoever (including without cause), the Distributor shall remain liable to pay for all Products delivered to the Distributor prior to the date of termination. The Distributor shall discontinue all marketing activities with regard to the

8

Products from and after the day following the expiration or termination of this Agreement. Any exceptions hereto (i.e. sales of then remaining inventory to customers of the Distributor in the Territory) are subject to the express prior written approval of the Manufacturer, as set forth below.

31.2          In the event of expiration or termination of this Agreement, the Distributor shall immediately cease any further use of the Intellectual Property of the Manufacturer. Further, the Distributor shall return all documents and other materials, information, etc. pertaining to the Products; provided, however, nothing in this Agreement shall require the Distributor, upon expiration or termination of this Agreement, to recall catalogs and other similar materials already provided to end user customers.

31.3          After receipt of notice of termination, or after expiration of this Agreement, the Distributor shall provide an inventory of the Products which the Distributor has in stock, and shall submit such list to the Manufacturer within five (5) days. At the Manufacturer’s discretion, either (i) the Distributor shall be permitted to sell the remaining Products which the Distributor has in stock, or (ii) the Manufacturer shall purchase the Products from the Distributor at fifty (50%) percent of the Distributor’s Price (if the Agreement was terminated by the Manufacturer for cause), or at the Distributor’s Price (if the Agreement was terminated by the Manufacturer without cause). The Manufacturer will confirm and execute further orders of the Distributor following termination of this Agreement only to the extent required to meet the consumer demand in the Territory.

31.4          Following termination or expiration of this Agreement, the Distributor and Manufacturer shall use best efforts to ensure a smooth transfer of the distribution of the Products to the Distributor’s successor.

31.5          Upon the termination or expiration of this Agreement, the Manufacturer shall have the right to sell Products to any person or entity, whether or not Distributor has previously sold Products to that person or entity. The Distributor agrees, notwithstanding anything to the contrary in this Agreement, to fulfill any outstanding orders in the Territory, provided Distributor still has inventory of the Products.

32.              Governing Law and Venue: This Agreement shall be governed exclusively by the laws of the State of Florida. Each of the parties to this Agreement irrevocably and unconditionally: (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the circuit court located in Miami-Dade County, Florida or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court located in any such suit, action or proceeding; and (c) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any of such courts. Notwithstanding the foregoing, any claim for injunctive relief may be filed in any venue of competent jurisdiction.

33.              Further Assurances: Both parties shall execute such other documents and perform such acts that are necessary in order to effectuate the intent and purposes of this Agreement.

34.              Limitation of Liability: THE MANUFACTURER SHALL NOT BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES SUFFERED BY DISTRIBUTOR AND/OR ANY END USER THAT IN ANY WAY RELATE TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR RESULTING FROM THE USE OR INABILITY TO USE THE PRODUCTS, INTEGRATION OF THE PRODUCTS WITH EQUIPMENT NOT PROVIDED BY THE MANUFACTURER, LOSS OF GOODWILL OR PROFITS, LOST BUSINESS HOWEVER CHARACTERIZED, DOWN TIME AND/OR FROM ANY OTHER CAUSE WHATSOEVER, EVEN IF THE MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY

9

OF SUCH DAMAGES.

35.              Acknowledgment: DISTRIBUTOR AND THE MANUFACTURER ACKNOWLEDGE AND AGREE THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES IS EXPRESSLY INTENDED TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION SINCE THOSE PROVISIONS REPRESENT SEPARATE ELEMENTS OF RISK ALLOCATION BETWEEN THE PARTIES, AND SHALL BE SEPARATELY ENFORCED. THE PROVISIONS OF SECTION 34 AND THIS SECTION 35 SHALL SURVIVE THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

36.              Attorneys’ Fees: In the event a dispute arises regarding this Agreement, the prevailing party shall be entitled to recover from the other party its actual attorneys’ fees and costs incurred.

37.              Validity: If any provision of this Agreement is held by a court or arbitrator of competent jurisdiction to be invalid, void or enforceable, the remaining provisions shall remain in full force and effect.

38.              Modifications: Any changes, amendments and other agreements entered into by the parties shall be only effective in writing and when signed by both parties.

39.              Notices: All notices and communications hereunder shall be in writing and shall be delivered personally or be sent by a reputable, national overnight delivery service, charges prepaid, addressed to such party at the address specified below, or, if a party has notified the other parties in writing of a change of address, to such party’s last address so notified. Notices by personal delivery and notices by overnight delivery service shall be effective when delivered or when receipt of delivery is refused.

If to the Manufacturer:
FOH, Inc. 9315 Park Drive Miami Shores, FL 33138 Attention: Simone Mayer

If to the Distributor:

Attention:

40.              Counterparts: This Agreement may be executed in several counterparts, each of which shall be an original, and all of which shall constitute one and the same instrument. Faxed or e-mail (PDF) signatures shall have the same binding effect as original signatures.

10

[Signatures appear on next page]

11

IN WITNESS WHEREOF, the parties hereto have caused this International Distributor Agreement to be executed by their duly authorized representatives as of the date first above written.

WITNESSETH:	MANUFACTURER:

FOH, INC. By /s/ Simone Mayer Name: Simone Mayer Title: CEO and Creative Director
Printed Name:

Printed Name:

DISTRIBUTOR:
By /s/ Victor Petrone Jr. Name: Victor Petrone Jr. Title: CEO
Printed Name:

Printed Name:

12

EXHIBIT “A”

INTERNATIONALLY RECOGNIZED EUROPEAN SOVEREIGN STATES AND INDIA

Albania

Andorra

Armenia

Austria

Azerbaijan

Belarus

Belgium

Bosnia

Bulgaria

Croatia

Cyprus

Czech Republic

Denmark

Estonia

Finland

France

Georgia

Germany

Greece

Hungary

Iceland

India

Ireland

Italy

Kazakhstan

Latvia

Liechtenstein

Lithuania

Luxembourg

Macedonia

Malta

Moldova Monaco Montenegro Netherlands Norway Poland Portugal Romania Russia San Marino Serbia Slovakia Slovenia Spain Sweden Switzerland Turkey Ukraine United Kingdom Vatican City Asian Countries

13

Exhibit B

Standard Container Requirements

A standard container shall consist of no more than 20 SKUs, each SKU ordered at or above MOQ, and all products shipping from the same zone.  Exemption may be provided at the Consignee’s request and/or FOH’s discretion.

Orders must be submitted to FOH Operations for approval prior to commitment. Following receipt of an order, a purchase invoice will be provided by FOH to the consignee.

Production will only commence following signed approval by both an FOH applicable member & Distributor.

Origin, Consolidation and Freight charges will be assigned on a case by case basis. These charges will be reflected on the Purchase Invoice for approval prior to commencement of production and shipment.

14